Exhibit 99.4
Nautilus, Inc.
Pro Forma Condensed Combined Statement Of Operations
(in thousands, except per share amounts; unaudited)

	Historical
	Year Ended December 31, 2015		Pro Forma		Pro Forma
	Nautilus, Inc.	OF Holdings, Inc.	Adjustments		Combined
Net sales	$335,764	$64,314	$—		$400,078
Cost of sales	162,530	35,477	1,515	(a),(b)	199,522
Gross profit	173,234	28,837	(1,515)		200,556
Operating expenses:
Selling and marketing	101,618	10,349	(265)	(c),(d)	111,702
General and administrative	21,441	9,761	(1,355)	(e)-(l)	29,847
Research and development	9,904	—	3,056	(m)	12,960
Total operating expenses	132,963	20,110	1,436		154,509
Operating income	40,271	8,727	(2,951)		46,047
Other income (expense):
Interest income	218	—	—		218
Interest expense	(22)	(2,111)	212	(n), (o)	(1,921)
Other, net	(445)	(130)	(444)	(p), (q)	(1,019)
Total other income (expense), net	(249)	(2,241)	(232)		(2,722)
Income from continuing operations before income taxes	40,022	6,486	(3,183)		43,325
Income tax expense	13,219	2,249	(1,379)	(r)	14,089
Income from continuing operations	$26,803	$4,237	$(1,804)		$29,236

Basic income per share from continuing operations(1)	$0.86	$0.14	$(0.06)		$0.93
Diluted income per share from continuing operations(1)	$0.85	$0.13	$(0.06)		$0.93

Shares used in per share calculations:
Basic	31,288	31,288	31,288		31,288
Diluted	31,589	31,589	31,589		31,589

(1) May not add due to rounding.

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

Nautilus, Inc.
Notes to Pro Forma Condensed Combined Financial Statements
(unaudited)

(1) BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statement is based on historical financial statements of Nautilus, Inc. ("Nautilus") and OF Holdings, Inc. and subsidiaries ("Octane", and together with Nautilus on a combined basis (the "Company")), after giving effect to borrowings used to finance the acquisition, as well as certain assumptions and adjustments.

An unaudited pro forma condensed combined balance sheet is not presented with the unaudited pro forma condensed combined financial statement, as the audited consolidated balance sheet as of December 31, 2015 is included in Nautilus' Annual Report on Form 10-K for the year ended December 31, 2015 and reflects the combined financial position of the Company as of that date.

The unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 2015 is presented as if the acquisition of Octane and related bank financing had taken place on January 1, 2015. The Company’s historical year end is December 31. Nautilus accounts for acquisitions under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, Business Combinations. In accordance with ASC 805-20-30-1, Nautilus allocates the purchase price of the acquired company to the identifiable assets acquired and liabilities assumed based on their acquisition-date fair values. The excess of the purchase price over the net identifiable assets acquired is assigned to goodwill.

The allocation of the purchase price among certain identifiable assets and liabilities is still in process. As a result, the information shown below is preliminary and subject to further refinement upon completion of our analysis.

The unaudited pro forma condensed combined financial statement is not intended to represent, or be indicative of, the consolidated results of operations of Nautilus that would have been reported had the acquisition and borrowings been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company. The unaudited pro forma condensed combined financial statement does not reflect any operating efficiencies or cost savings that Nautilus may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statement should be read in conjunction with Nautilus' historical consolidated financial statements and accompanying notes included in Nautilus’ Annual Report on Form 10-K for the year ended December 31, 2015 and the financial statements of Octane included as Exhibit 99.3 to this Current Report on Form 8-K/A.

(2) PRO FORMA ADJUSTMENTS

In preparation of the pro forma unaudited financial statements, the following adjustments have been recorded (in thousands):

Adjustment No.	Explanation	Amount
(a)	Various reclassifications to cost of sales from operating expenses	$1,457
(b)	New stock compensation for share-based awards and incentives expense	58
		$1,515

(c)	Various reclassifications from selling and marketing expenses to cost of sales	$(398)
(d)	New stock compensation for share-based awards and incentives expense	133
		$(265)

Adjustment No.	Explanation	Amount
(e)	Various reclassifications from general and administrative expense to cost of sales and research and development expense	$(4,454)
(f)	Removal of amortization expense of intangible assets based on historical values and the addition of amortization expense of intangible assets acquired based on provisional fair values	2,651
(g)	Removal of private equity management fees paid by Octane to a related party	(252)
(h)	Removal of financing fees previously paid by Octane	(35)
(i)	Removal of director fees paid by Octane	(211)
(j)	Removal of legal expenses paid by Octane for a dispute with a licensee, responsibility for which is contractually retained by the Sellers	(91)
(k)	Removal of stock compensation expense under old plan and the addition of stock compensation expense and incentives under new programs	1,672
(l)	Removal of one-time non-recurring costs directly attributable to the transaction and paid by Nautilus	(635)
		$(1,355)

(m)	Various reclassifications of costs to research and development expense from selling and marketing and general and administrative expenses	$3,056

(n)	Removal of interest expense of Octane and the addition of estimated interest expense of Nautilus as if the new term loan had been consummated on January 1, 2015.	$126
(o)	Reversal of deferred financing fees related to Octane's prior long-term debt	86
		$212

(p)	Reclassification of recognized foreign currency translation losses from cost of sales to other, net	$(340)
(q)	Removal of one-time non-recurring costs directly attributable to the transaction and paid by Octane	(104)
		$(444)

(r)	The net tax effect of the pro forma adjustments at the pro forma combined effective tax rate of 32.5%.	$(1,379)